SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
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Elecsys Corporation
(Name of Registrant as Specified In Its Charter)

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ELECSYS CORPORATION
846 N. MART-WAY COURT
OLATHE, KANSAS 66061

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 16, 2014
AT THE COMPANY’S HEADQUARTERS LOCATED AT
846 N. MART-WAY COURT, OLATHE, KANSAS 66061

You are invited to attend the Annual Meeting of the stockholders of Elecsys Corporation (the “Company”) to be held at the Company’s headquarters, 846 N. Mart-Way Court, Olathe, Kansas on Tuesday, September 16, 2014, commencing at 2:00 p.m. local time, to consider and act upon the following matters and such other business as may properly come before the meeting or any adjournment of the meeting:

1.	The election of two (2) Class III Directors to serve for a term of three years expiring in 2017 and the election of one (1) Class II Director to serve for a term of two years expiring in 2016.
2.	The ratification of the Board of Directors’ appointment of McGladrey LLP as independent registered public accountants of the Company for the fiscal year ending April 30, 2015.
3.	To act upon other business as may properly come before the Annual Meeting.

Holders of record of the outstanding common stock of the Company at the close of business on July 31, 2014 are entitled to vote at the meeting or any adjournment of the meeting.

By Order of the Board of Directors,

Todd A. Daniels Secretary

Olathe, Kansas
August 15, 2014

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN A PROXY OR VOTE BY BALLOT AT THE MEETING.

ELECSYS CORPORATION
846 N. Mart-Way Court
Olathe, Kansas 66061

PROXY STATEMENT

GENERAL INFORMATION

Solicitation and Revocability of Proxies
The enclosed proxy is being solicited on behalf of the Board of Directors of Elecsys Corporation (the “Company”) for use at the Annual Meeting of the stockholders to be held on September 16, 2014 at 2:00 p.m. local time at the Company’s headquarters, 846 N. Mart-Way Court, Olathe, Kansas 66061. If you are a record stockholder, any proxy given does not affect your right to vote in person at the Annual Meeting and you may revoke your proxy at any time before it is exercised by notifying Todd A. Daniels, Secretary of the Company, by mail, telegram or facsimile, or by appearing at the Annual Meeting in person and casting a ballot. This proxy statement and the proxy were first mailed to stockholders on or about August 15, 2014.

All expenses of solicitation will be borne by the Company. In addition to solicitations by mail, employees and directors of the Company may solicit proxies in person or by telephone. The Company does not expect to pay any compensation for the solicitation of proxies.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on September 16, 2014:
This proxy statement is available on the internet at www.elecsyscorp.com/investors.html.  On this site, you will be able to access the proxy statement for the Annual Meeting and any amendments or supplements required to be furnished to stockholders.

Voting Procedures
Shares represented by a properly signed proxy received pursuant to this solicitation will be voted in accordance with instructions thereon. If the proxy is properly signed and returned and no instructions are given on the proxy with respect to a matter to be acted upon, the shares represented by the proxy will be voted at the Annual Meeting or any adjournment thereof as an affirmative vote for the election of the nominees to the Board of Directors and for the ratification of McGladrey LLP as independent registered public accountants for the Company for the fiscal year ending April 30, 2015.

The nominees hereinafter named have indicated their willingness to serve if elected, and it is not anticipated that they will become unavailable for election.  However, if any nominee should unexpectedly become unavailable for election for any reason, the shares represented by the proxy will be voted for such substituted nominee as the Board of Directors may name.

The enclosed proxy confers discretionary authority to the proxy holders to vote on any other business that may properly come before the Annual Meeting or any adjournment thereof.  The Board of Directors is not aware of any other business, other than the matters described in this proxy statement and matters incidental to the conduct of the Annual Meeting, to be presented for action at the Annual Meeting and does not itself intend to present any such other business.  However, if any such other business does come before the Annual Meeting or any adjournment thereof, shares represented by proxies properly signed and returned pursuant to this solicitation will be voted in the discretion of the proxy holder.

The three nominees for director receiving the greatest number of votes at the Annual Meeting, assuming a quorum is present, will be elected as directors.  Any shares not voted (whether by abstention, broker non-vote, or otherwise) will have no impact in the election of directors, except to the extent the failure to vote for an individual results in another individual receiving a larger proportion of the total votes.

The ratification of the Board of Directors’ appointment of McGladrey LLP as the Company’s independent registered public accountants requires the affirmative vote of a majority of votes present and entitled to vote at the Annual Meeting by the holders of common stock, assuming a quorum is present.  You may vote “FOR” or “AGAINST”, or you may abstain from voting.  Broker non-votes will not affect the outcome of the voting on this proposal.  Abstentions will have the effect of a vote against this proposal.

Only holders of common stock of the Company of record as of the close of business on July 31, 2014 (“Record Date”) are entitled to vote at the Annual Meeting.  At the close of business on that date, 3,826,558 shares of common stock were issued and outstanding.  Holders of common stock are entitled to one vote per share held on the Record Date. Shares cannot be voted at the Annual Meeting unless the record owner is present in person or represented by proxy.

ELECTION OF DIRECTORS
(Proposal #1)

The Board of Directors of the Company is divided into three classes, with the term of office of each class ending in successive years. The term of the existing Class III directors expires at this Annual Meeting.  The term of the Class I director will expire at the 2015 Annual Meeting of Stockholders and the term of the Class II director will expire at the 2016 Annual Meeting of Stockholders.

Each director was selected to join the Company’s Board of Directors based upon the qualifications that have been identified by the Nominating Committee and include, but are not limited to, the individual’s skills, business and professional experience, education, differences in viewpoints, personal and professional background, and personal qualities such as high personal and professional ethics, integrity, and mature judgment.

NOMINEES FOR DIRECTOR

The following information is given with respect to the nominees for election.

Class III – Term to Expire in 2017
Stan Gegen, age 63, was appointed to the Board of Directors on July 22, 2004 to fill a vacant seat and has since been elected three times to three year terms on the Board.  Since 1998, Mr. Gegen has been President of Coordinated Systems & Supplies, Inc., a printing and distribution company located in Wichita, Kansas.  Mr. Gegen serves as a director of High Touch, Inc., a privately owned company located in Wichita, Kansas which serves business clients with hardware and software services.  Mr. Gegen has over 35 years of financial and business leadership experience in manufacturing, banking, retail and investment companies.  Mr. Gegen began his career as a Certified Public Accountant for Ernst & Young (formerly known as Arthur Young & Co.) in Wichita, Kansas and has subsequently held financial leadership positions in both private and public companies.  Mr. Gegen is currently the Chairman of the Company’s Audit Committee and serves on the Company’s Compensation and Nominating Committees.  Mr. Gegen is independent as determined by the independence requirements of the NASDAQ Stock Market.

Recommendation
The Board of Directors recommends that the stockholders vote FOR the election of Mr. Gegen.

Class III – Term to Expire in 2017
Dr. George B. Semb, age 70, was appointed to the Board of Directors on January 24, 2014 to fill an additional position that was created as part of the Company’s strategy to expand and diversify its Board of Directors.  Dr. Semb is professor emeritus of Applied Behavior Science at the University of Kansas where he spent 38 years designing, implementing, and evaluating on-the-job training programs and classroom teaching systems.  His experience includes founding a software development company that provided software and consulting services to the Department of the Navy and several major college textbook publishers.  His company was one of the first to design and market a paperless, networked learning environment.  In 2001, he became a principal in Olathe-based PCDisposal.com, an electronics re-cycling firm.  Dr. Semb has worked actively in the investment community both locally and nationally for over 40 years.  He has a Bachelor of Science degree in experimental psychology from the University of Washington, a ScM degree in psychophysics and psychology from Brown University, and a PhD in behavioral and developmental psychology from the University of Kansas.  Dr. Semb serves on the Company’s Audit, Compensation and Nominating Committees.  Dr. Semb is independent as determined by the independence requirements of the NASDAQ Stock Market.

Recommendation
The Board of Directors recommends that the stockholders vote FOR the election of Dr. Semb.

Class II – Term to Expire in 2016
Laura L. Ozenberger, age 56, was appointed to the Board of Directors on May 23, 2014 to fill a vacant seat and as part of the Company’s strategy to expand and diversify its Board of Directors.  Ms. Ozenberger is the former General Counsel and was a Senior Executive of Inergy L.P. (“NRGY”), Inergy Holdings L.P. (“NRGP”) and Inergy Midstream L.P. (“NRGM”) (collectively “Inergy”) where she spent over 10 years working as a key member of the executive leadership team, overseeing all aspects of Inergy’s legal representation, governance, regulatory affairs and human resources.  As a member of the executive leadership team, she helped define Inergy’s immediate and long-term direction and growth strategy.  Ms. Ozenberger worked closely with leadership in operations, business development, and strategic planning during her tenure.  Prior to Inergy she worked at Sprint, beginning as an attorney in the litigation department where she was selected for Sprint’s Executive Leadership Development Program.  She worked in both the legal and finance departments, where she gained experience in navigating capital markets.  Prior to her career at Sprint, she was an attorney in private practice.  She earned both a Bachelor of Science degree in accounting from Missouri Western College and a JD from the University of Missouri School of Law.  Ms. Ozenberger serves on the Company’s Audit, Compensation and Nominating Committees and is independent as determined by the independence requirements of the NASDAQ Stock Market.

Recommendation
The Board of Directors recommends that the stockholders vote FOR the election of Ms. Ozenberger.

MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE

The following information is given with respect to the Class I and Class II directors who will continue to serve as directors of the Company until the 2015 and 2016 Annual Meeting of Stockholders, respectively.

Class I – Term to Expire in 2015
Robert D. Taylor, age 67, has served as a director of the Company since September 1994 and is currently Chairman of the Board.  Mr. Taylor currently serves as Chairman Emeritus and Founder of Executive AirShare Corporation and from November 2001 until December 2013, Mr. Taylor was its Chairman and Chief Executive Officer.  Executive AirShare Corporation sells and operates fractional corporate jet and turboprop aircraft from its locations in Kansas City, Missouri; Wichita, Kansas; Tulsa, Oklahoma, Dallas, Fort Worth and San Antonio, Texas, and Buffalo, New York.  Mr. Taylor is a trustee of the University of Kansas Endowment Fund, a member of the Advisory Board for the University of Kansas School of Business and has been a CPA since 1971.  Mr. Taylor is Chairman of the Company’s Compensation Committee and also serves on the Nominating and Audit Committees.  Mr. Taylor is independent as determined by the independence requirements of the NASDAQ Stock Market.

Class II – Term to Expire in 2016
Karl B. Gemperli, age 50, is the Company’s President and Chief Executive Officer and has been a member of the Board of Directors since September 2003.  He also has served as President and Chief Executive Officer of Elecsys International Corporation (f/k/a DCI, Inc.), the Company’s operating subsidiary, since February 2000.  From March 1999 to January 2000, Mr. Gemperli was an independent manufacturing systems consultant.  Mr. Gemperli was also an employee of Goodrich Aerospace for more than eight years.  Mr. Gemperli has over 20 years of electronic manufacturing and management experience as well as a Bachelor’s degree in Aeronautical Engineering from the Massachusetts Institute of Technology and a Master’s degree in Manufacturing Engineering from Boston University.  Mr. Gemperli is not independent as determined by the independence requirements of the NASDAQ Stock Market.

CORPORATE GOVERNANCE

Committees and Director Meetings
The Board of Directors held six meetings during the fiscal year ended April 30, 2014.  Mr. Taylor and Mr. Gegen attended at least 75% of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by each committee on which they served during the fiscal year ended April 30, 2014.  Since his appointment to the Board of Directors on January 24, 2014, Dr. Semb has attended all meetings of the Board of Directors and all meetings held by each committee on which he served during the fiscal year ended April 30, 2014.   Casey Coffman was replaced on the Audit Committee by Dr. Semb upon Dr. Semb’s appointment to the Board of Directors and resigned from the Board of Directors on May 23, 2014.  Ms. Ozenberger was appointed to fill the vacant position left by Mr. Coffman on May 23, 2014, and, therefore, did not attend any meetings during the fiscal year ended April 30, 2014.

The Company encourages each member of the Board of Directors to attend the Annual Meeting of Stockholders.  Mr. Gegen was not able to attend the 2013 Annual Meeting of Stockholders.

Board Leadership Structure
The Company maintains separate roles for the Chief Executive Officer and Chairman of the Board of Directors.  This leadership structure allows the Chief Executive Officer, Mr. Gemperli, to provide day-to-day management, serve as a leader to the management team, set the strategic direction of the Company and formulate corporate strategy.  Mr. Taylor, an independent director and Chairman, brings experience, oversight and expertise from outside the Company and industry to lead the Board and provide advice and assistance to the Chief Executive Officer.  The Board believes that this structure is effective and allows for a balanced corporate vision and strategy.

Risk Oversight
The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks.  The Board’s role in risk oversight includes reviewing information provided by Company management in areas of material risk to the Company, or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, and strategic risks.  The Board uses the information to understand the Company’s risk identification, risk management, and risk mitigation policies and procedures.  The Board believes that risk management is an integral part of the Company’s strategic planning process, which addresses, among other things, the risks and opportunities facing the Company.

Committees of the Board
The Board of Directors currently has four committees:  an Audit Committee, a Compensation Committee, a Nominating Committee, and a Pricing Committee.  Each committee, excluding the Pricing Committee, has a written charter approved by the Board of Directors outlining the principal responsibilities of the committee.  These charters are available on the Investor Relations page of the Company’s website (www.elecsyscorp.com).

Nominating Committee.  The independent members of the Board of Directors act as the Nominating Committee, and each director participates in the consideration of director nominees recommended by the Nominating Committee.  The Nominating Committee meets the independence requirements of the NASDAQ Stock Market.  Mr. Gemperli, who is not independent as determined by the independence requirements of the NASDAQ Stock Market, is not a member of the Nominating Committee.  In January 2008, the Board of Directors adopted a charter for the Nominating Committee.  The Nominating Committee Charter is available on the Company’s website (www.elecsyscorp.com).  The Nominating Committee met three times during the fiscal year ended April 30, 2014.

Stockholders wishing to submit the name of a candidate for the Board of Directors should submit the recommendation, along with the candidate’s biographical information, to the Secretary of the Company at 846 N. Mart-Way Court, Olathe, Kansas, 66061.  Other than this submission requirement, there are no differences in the manner in which the Nominating Committee evaluates a stockholder-recommended director nominee.  Potential nominees are identified by the Nominating Committee based on the criteria, skills and qualifications that have been recognized by the Nominating Committee.  While the Company’s nomination and corporate governance policy does not prescribe specific diversity standards, the Nominating Committee and its independent members seek to identify nominees that have a variety of perspectives, professional experience, education, differences in viewpoints and skills, and personal qualities that will result in a well-rounded Board of Directors.  Once a potential nominee for director has been identified, including those candidates submitted by stockholders, the Nominating Committee determines whether to conduct a full evaluation of the candidate.  This determination is based primarily on the need for additional directors to fill vacancies or expand the size of the Board of Directors.  If it is determined that additional consideration is warranted, the Nominating Committee will then evaluate the potential nominee against the qualifications and skills it believes are necessary for directors to possess, including:

•	Independence in accordance with the NASDAQ Stock Market standards (non-employee directors only);
•	High personal and professional ethics, integrity, and mature judgment;
•	Business experience that is useful to the Company and complementary to the background and experience of the other directors;
•	A commitment to serve and the ability to devote the required amount of time to carry out the duties and responsibilities of a director; and
•	Other relevant factors as the Nominating Committee may determine.

Audit Committee.  The Audit Committee’s responsibilities include:  (i) retaining and determining compensation for the independent registered public accounting firm engaged to audit the Company; and (ii) reviewing with the independent registered public accounting firm the Company’s quarterly results, the plan for, and results of, the auditing engagement, and the Company’s internal accounting controls.  In July 2010, the Board of Directors ratified the previously adopted charter for the Audit Committee.  The Audit Committee Charter is available on the Company’s website (www.elecsyscorp.com).  All of the independent directors comprise the Audit Committee and are independent as determined by the independence requirement of the NASDAQ Stock Market.  Mr. Gegen is the Chairman of the Audit Committee.  The Audit Committee held five meetings during fiscal year 2014.  The Board has determined that both Mr. Gegen and Mr. Taylor qualify as audit committee financial experts.

Compensation Committee.  The Compensation Committee met twice during the last fiscal year and is comprised solely of the Company’s independent directors.  In January 2008, the Board of Directors adopted a charter for the Compensation Committee.  The Compensation Committee Charter is available on the Company’s website (www.elecsyscorp.com).  Mr. Taylor serves as the Chairman of the Compensation Committee.  The Compensation Committee is responsible for approving and evaluating the Company’s executive officer compensation plans, policies and programs and administers the Company’s benefit plans.    The Compensation Committee may not delegate this responsibility.

Pricing Committee.  The Pricing Committee was established in December 2012 in conjunction with the Company’s Stock Repurchase Program, to evaluate and determine the market price for the Company’s stock repurchases.  Mr. Taylor serves as the Chairman of the Pricing Committee along with Mr. Gemperli as the only other member.  The Pricing Committee meets from time to time as necessary and met five times during the last fiscal year.

Stockholder Communications with the Board of Directors
Stockholders who wish to communicate with the Board of Directors or with a particular director may send a letter to Todd A. Daniels, the Secretary of the Company, at 846 N. Mart-Way Court, Olathe, Kansas 66061.  Any communication should clearly specify that it is intended to be made to the entire Board of Directors or to one or more particular directors.  The Secretary will forward the correspondence to the appropriate member or members of the Board of Directors, who may review the correspondence in their next meeting.  Concerns relating to accounting, internal controls or auditing matters will be immediately brought to the attention of Stan Gegen, Chairman of the Audit Committee.

Compensation for Non-Employee Directors
Each director who is not a salaried employee of the Company or otherwise compensated by the Company pursuant to any management contract is paid an annual retainer of $9,000 plus a fee of $250 for each regular, special and committee meeting attended.  Each non-employee director is reimbursed for out-of-pocket expenses incurred in connection with attendance at each regular, special and committee meeting attended as shown in All Other Compensation.  An additional annual retainer of $3,000 is paid to the Audit Committee Chairman and an additional annual retainer of $9,000 is paid to the Chairman of the Board.  The Chairman is also eligible to participate in the Company’s health, dental and life insurance plans with terms of coverage, contribution and deductibles that are equivalent to those for the Chief Executive Officer of the Company.  Additionally, for the last three fiscal years ended April 30, 2014, 2013 and 2012, each director was granted 1,536, 2,069, and 2,400 restricted shares, respectively, of the Company’s common stock under the Company’s 2010 Equity Incentive Plan.  The fiscal year 2014 grant was effective on May 31, 2013.  The fiscal year 2013 grant was effective on May 22, 2012 and the fiscal year 2012 grant was effective on May 1, 2011.  The restricted shares vest in one-third equal share increments on the first three anniversary dates of each grant. A summary of the compensation paid to the non-employee directors for the fiscal year ended April 30, 2014 is shown in the following table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Robert D. Taylor, Chairman	21,500	7,714	43	29,257
Stan Gegen	15,000	7,714	--	22,714
Casey Coffman (3)	10,750	7,714	18,000	36,464
Dr. George B. Semb (4)	3,000	--	--	3,000
Laura L. Ozenberger (5)	--	--	--	--

(1)
Represents the value of the restricted stock grants awarded to the non-employee directors serving on the board of directors in May 2013, 2012 and 2011.  The value is one-third of the total grant date fair value of the awards recognized pursuant to ASC Topic 718.  Each grant award to each director included $12,000 of restricted stock that would vest equally over a 3-year period.  The number of shares was based on the closing price of the Company’s common stock on the date the grant was awarded.

(2)	Represents expenses reimbursed to Mr. Taylor and the fees paid to Mr. Coffman’s business development consulting firm, The Coffman Group, LLC, for sales and business development training..
(3)	Mr. Coffman resigned from the Board of Directors effective May 23, 2014.
(4)	Dr. Semb was appointed to the Board of Directors on January 24, 2014.
(5)	Ms. Ozenberger was appointed to the Board of Directors on May 23, 2014 and did not receive any compensation during the fiscal year ended April 30, 2014.

The Company used Mr. Coffman’s business development consulting firm, The Coffman Group LLC, for sales and business development training and consulting services.  Mr. Coffman is the founder and CEO of The Coffman Group LLC.  The sales training and consulting services were utilized by the Company’s sales and business development staff and The Coffman Group LLC was paid a monthly fee plus additional fees for specialized and strategic training events.  The Company paid The Coffman Group LLC approximately $18,000 and $20,000 for the years ended April 30, 2014 and 2013, respectively.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS
(Proposal #2)

The Audit Committee of the Board of Directors has appointed McGladrey LLP as the independent registered public accounting firm to audit the Company’s financial statements for the year ending April 30, 2015 and recommends that stockholders vote for ratification of such appointment.  Although the Board of Directors is not required to seek stockholder approval of this appointment, the Board believes it to be sound corporate governance to do so.  Notwithstanding the appointment by the Audit Committee of McGladrey LLP and ratification of that appointment by the stockholders of the Company, the Audit Committee may direct the appointment of a new independent registered public accountant at any time during the year if the Board of Directors determines that such a change would be in the Company’s best interest and in the best interests of the stockholders.  If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and may reconsider the appointment.

McGladrey LLP has served as the Company’s independent registered public accountants since October 2005.  It is anticipated that a representative from McGladrey LLP will be present at the Annual Meeting.  If a representative from McGladrey LLP is in attendance at the Annual Meeting, it is anticipated that he will be available to respond to appropriate questions and, if he desires, to make a statement.

Audit and Related Fees.  The following table sets forth the aggregate fees billed to the Company for fiscal years ended April 30, 2014 and 2013 by the Company’s principal accounting firm.

	Years Ended April 30,
	2014	2013
Audit fees (1)	$121,000	$117,300
Audit-related fees (2)	--	--
Total audit and audit-related fees	121,000	117,300
Tax fees (3)	17,500	15,100
All other fees (4)	--	--
Total	$138,500	$132,400

(1) Audit Fees.  The aggregate fees billed for professional services rendered for the audit of the annual financial statements for the years ended April 30, 2014 and 2013 and for the reviews of the financial statements included in the quarterly reports on Form 10-Q for those fiscal years.

(2) Audit Related Fees.  The aggregate fees billed for audit-related services for the years ended April 30, 2014 and 2013.

(3) Tax Fees.  The aggregate fees billed consist of fees for professional services rendered related to tax return preparation and other tax planning and consultation for the fiscal years ended April 30, 2014 and 2013.

(4) All Other Fees.  Other fees billed for services rendered to the Company, other than the services described above under “Audit Fees”, “Audit-Related Fees”, and “Tax Fees,” for the fiscal years ended April 30, 2014 and 2013.

The Audit Committee has considered whether the provision of these services is compatible with maintaining the auditor’s independence.  The Audit Committee pre-approves all non-audit services as presented and prior to any work being performed.

Recommendation
The Board of Directors recommends that the stockholders vote FOR the ratification of appointment of McGladrey LLP as the Company’s independent registered public accountants.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements with management and has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Boards regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the auditors the auditor’s independence. The Audit Committee has considered whether the provision of any non-audit services rendered by the Company’s principal auditor is compatible with maintaining the principal auditor’s independence. Pursuant to its review, the Audit Committee approved and authorized the Board of Directors to include the audited financial statements in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Stan Gegen, Chairman Robert D. Taylor Dr. George B. Semb Laura L. Ozenberger Audit Committee of the Board of Directors

SECURITY OWNERSHIP

Stock Ownership of Principal Stockholders and Management
The following table sets forth the beneficial ownership of shares of the Company’s common stock as of the Record Date, July 31, 2014, by (i) the stockholders known by the Company to beneficially own more than 5% of the common stock, (ii) each director of the Company who beneficially owns any common stock, (iii) each executive officer named in the “Summary Compensation Table,” and (iv) all directors and executive officers of the Company as a group.  Unless otherwise indicated, the Company believes that those stockholders listed below have sole voting and investment power with respect to the common stock indicated as beneficially owned by them.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class
Directors & Executive Officers:
Robert D. Taylor, Chairman	242,276		6.3%
Stan Gegen, Audit Committee Chairman	256,293		6.7%
Dr. George B. Semb, Director	22,000	(3)	*
Laura L. Ozenberger, Director	--		*
Karl B. Gemperli	580,333	(4)	15.2%
Michael D. Morgan	138,062	(5)	3.6%
Todd A. Daniels	90,557	(6)	2.4%

All directors and officers as a group (9 persons)	1,354,620	(7)	35.4%

* Percent of Class is less than 1.0%.
(1) Unless otherwise noted, the address of all the named individuals is c/o Elecsys Corporation, 846 N. Mart-Way Court, Olathe, Kansas 66061.
(2) Pursuant to the rules of the Securities and Exchange Commission (“SEC”), shares of common stock of the Company that an individual or a group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage of ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.
(3) Includes 2,500 shares of the Company’s common stock indirectly owned by Dr. Semb’s spouse.

(4) The total beneficial ownership of Mr. Gemperli is made up of the following: (i) 482,000 shares of the Company’s common stock directly owned, (ii) 35,000 shares of the Company’s common stock indirectly owned by Mr. Gemperli’s children, and (iii) presently exercisable options to purchase 63,333 shares of common stock of the Company.
(5) Includes presently exercisable options to purchase 23,333 shares of common stock of the Company held by Mr. Morgan.
(6) Includes presently exercisable options to purchase 28,333 shares of common stock of the Company held by Mr. Daniels.
(7) Includes presently exercisable options to purchase 139,999 shares of common stock of the Company held by executive officers and directors as a group.

Section 16(a) Beneficial Ownership Reporting Compliance
To the Company’s knowledge, based solely on review of copies of reports filed with the Securities and Exchange Commission and written representations that no other reports were required during the fiscal year ending April 30, 2014, all Section 16(a) filing requirements applicable to the officers, directors and beneficial owners of more than 10 percent of the Company’s equity securities were complied with on a timely basis except for a late filing of a Form 4 for Mr. Coffman while he was a director.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors is responsible for approving and evaluating the Company’s executive officer compensation plans, policies and programs and administers the Company’s benefit plans. The Compensation Committee views compensation as a key factor in the Company’s ability to execute its corporate strategies.

The Company’s corporate strategies focus on utilizing its specialized capabilities to build long-term customer relationships, create value-added solutions and deliver exceptional financial performance.  In order to achieve these strategic objectives, the Company must attract and recruit the best possible talent and continue to develop and motivate its employees to meet its goals.

The compensation philosophy is performance-based and its pay structure, benefits and incentive programs are intended to attract talented individuals, as well as motivate and retain employees to achieve the goals and add shareholder value. The compensation components are:

•	Base pay
•	Annual cash incentive compensation
•	Equity compensation; and
•	Executive life insurance

Elements of our Compensation Program
Base Pay.  The Company views base pay as compensation for the competencies that each employee brings to his or her respective area of responsibility in order to meet his or her job requirements.

When possible, market data and benchmarking are used to establish base pay for management employees. The Compensation Committee reviews all executive officers’ base pay utilizing industry-related comparisons and performance assessments by position.  An effort is made by the Compensation Committee to set base pay at the corresponding market averages; however, each compensation decision can be impacted by additional criteria such as experience and performance against requirements.

The goal is to review every employee annually and, if appropriate, the employee could receive a merit pay increase consistent with his or her individual performance measured against his or her job requirements and relevant market data.

In addition, base pay adjustments may be made as a result of our monitoring and surveying market rates to determine if an adjustment is required. Base pay increases for the Chief Executive Officer, Chief Financial Officer and other officers are reviewed and assessed annually by the Compensation Committee, usually at the end of the fiscal year.

Annual Cash Incentive Compensation.  The Company views the annual cash incentive compensation plans as a means to tie the cash compensation of the executive officers and key members of the management team to performance objectives that, if achieved, will enhance the overall value of the Company. The cash incentive compensation plans for the executive officers and the overall incentive compensation plan are reviewed and approved by the Compensation Committee.

All executive officers are eligible to receive cash incentive compensation, usually a percentage of pre-tax profits, if the Company achieves a pre-tax profit goal.

The percentages of the pre-tax profits that the executives may receive are determined by the Compensation Committee and approved by the Board of Directors based on above average industry growth for profits and improvement in Company performance in other areas. The Compensation Committee believes the annual cash incentive compensation drives performance, and, by achieving the financial results, maintains a strong balance sheet and increases stockholder value.

For fiscal 2014, the Compensation Committee determined that, as a result of the Company’s financial performance in which the Company achieved the pre-tax profit goal, that the executive officers were eligible for cash compensation pursuant to the 2014 Executive Incentive Plan originally approved by the Compensation Committee in May 2013.

Equity Compensation.  The Company believes that to effectively build long-term value in the Company, the interest of the named executive officers must align with the interest of the Company’s stockholders. The number of stock options granted is determined by the Compensation Committee with the objective of aligning employee incentives with the interests of the stockholders and avoiding significant dilution. Other than grants to the executive officers, individual stock option grants are recommended by management to the Compensation Committee and are based on individual potential, historical performance and impact on our financial results. During fiscal year 2014, options to acquire a total of 70,000 shares of common stock were granted to employees and managers at the Company.  For all of those options, the exercise price was the closing price of the common shares on each respective grant date.

Executive Life Insurance.  During fiscal year 2006, the Company established a Succession Plan for each of the executive officers at Elecsys and its subsidiaries.  The Executive Life Insurance Plan (the “Plan”) was created with the intent of assisting the Company with succession planning as well as to provide a benefit for the executives in the Plan.  The Company pays for a term life insurance policy for certain of its officers.  Each of the policies, other than the policy for Mr. Gemperli, will pay the Company 50% of the life insurance upon death of the officer, with the remaining 50% to be paid to the executive’s named beneficiaries.  In the policy for Mr. Gemperli, 100% of the benefit will be paid to the Company upon his death.  Should an officer terminate employment with the Company, the policy premium will no longer be paid by the Company and the Company will not receive any of the death benefit. Once this occurs, each former officer has the opportunity to transfer the policy into his name.

The life insurance amounts and annual policy premiums for each executive officer named in the “Summary Compensation Table,” is shown in the table below:

Executive Life Insurance

Name	Amount of life Insurance ($)	Annual Policy Premium ($)
Karl B. Gemperli	500,000	2,835
Michael D. Morgan	300,000	542
Todd A. Daniels	500,000	850

Retirement Benefits
All employees are eligible to participate in the Elecsys Corporation 401(k) Savings Plan.  Executive officers participate in that plan on the same basis as all other participants.  The Company does not maintain any other retirement plan or arrangement for the executive officers.

Compensation Recommendations
The Company’s senior management team, consisting of our Chief Executive Officer and Chief Financial Officer, evaluates market data and recommends to the Compensation Committee compensation plans for our other officers that are consistent with our stated compensation philosophy.

Executive Compensation
The following table sets forth certain information regarding compensation paid or accrued for our last fiscal year to our Chief Executive Officer and the two highest paid officers whose total compensation earned or accrued for fiscal year 2014 exceeded $100,000.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation (2) ($)	Total ($)
Karl B. Gemperli	2014	239,250	65,000	--	42,088	--	--	8,494	354,832
President and	2013	220,096	37,796	--	31,537	--	--	7,331	296,760
Chief Executive Officer

Michael D. Morgan	2014	164,519	39,000	--	21,606	--	--	6,204	231,329
Chief Operating Officer	2013	152,250	23,068	--	10,512	--	--	6,374	192,204

Todd A. Daniels	2014	154,462	39,000	--	21,606	--	--	2,891	217,959
Chief Financial Officer	2013	142,500	23,068	--	10,512	--	--	4,705	180,785

(1) Represents the amount recognized for financial statement reporting purposes for the fiscal years ended April 30, 2014 and 2013 in accordance with ASC Topic 718 for stock option awards in fiscal 2014 and 2013 and stock option awards granted in previous fiscal years and earned in fiscal 2014 and 2013.
(2) Consists of Company matching contributions made under the Elecsys Corporation 401(k) Savings Plan as well as premiums for executive life insurance policies.  Company matching contributions under the Company’s 401(k) Savings Plan were made in the following amounts:  $8,494 and $7,331 for Mr. Gemperli, $5,933 and $6,103 for Mr. Morgan, and $2,466 and $4,280 for Mr. Daniels in 2014 and 2013, respectively.  The amounts of premiums paid for the executive life insurance policies were the following: $2,835 for Mr. Gemperli, $542 for Mr. Morgan, and $850 for Mr. Daniels in both 2014 and 2013.  Of those amounts, none of the premium paid on behalf of Mr. Gemperli was included because 100% of the benefit of the policy on Mr. Gemperli’s life is payable to the Company.  One-half of the amount of the premium paid on behalf of Mr. Morgan and Mr. Daniels was included because 50% of the benefit of the policy is payable to the executive’s named beneficiaries.

Outstanding Equity Awards at Fiscal Year-End
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Karl B. Gemperli	30,000 (1)	-	-	3.66	05/18/16	-	-	-	-
	20,000 (2)	-	10,000 (2)	5.11	06/02/21	-	-	-	-
	-	-	10,000 (3)	5.86	05/31/23	-	-	-	-

Michael D. Morgan	10,000 (1)	-	-	3.66	05/18/16	-	-	-	-
	6,666 (2)	-	3,334 (2)	5.11	06/02/21	-	-	-	-
	-	-	10,000 (3)	5.86	05/31/23	-	-	-	-

Todd A. Daniels	15,000 (1)	-	-	3.66	05/18/16	-	-	-	-
	6,666 (2)	-	3,334 (2)	5.11	06/02/21	-	-	-	-
	-	-	10,000 (3)	5.86	05/31/23	-	-	-	-

(1) Stock options granted on 5/18/2006 vested and became exercisable in one-third increments on the first three anniversary dates of the grant.
(2) Stock options granted on 6/2/2011 vest and become exercisable in one-third increments on the first three anniversary dates of the grant.
(3) Stock options granted on 5/31/2013 vest and become exercisable in one-third increments on the first three anniversary dates of the grant.

Change in Control Arrangements
The Company does not have any change in control arrangements with any of the executive officers, other than the change in control provisions in the Elecsys Corporation Stock Option Plan relative to vesting of stock options, which provisions apply to all option holders.

Employment Agreements
The Company typically does not have any employment agreements with its executive officers or any other employees.

Equity Compensation Plans
The following table sets forth, as of April 30, 2014, certain information related to our compensation plans under which shares of our common stock are authorized for issuance.

Plan category	Number of securities to be issued upon the exercise of outstanding options, warrants, and rights (a)	Weighted- average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by security holders (1)	225,967	$4.67	216,651
Equity compensation plans not approved by security holders	--	--	--

(1) Represents common shares issuable upon the exercise of outstanding options granted under our 1991 Stock Option Plan (the “1991 Plan”) and the 2010 Equity Incentive Plan (the “2010 Plan”).
(2) Represents common shares remaining available for issuance under the 2010 Plan.  There are no additional options available for future issuance under the 1991 Plan.

Compensation Committee Report
In connection with its duty to review and approve executive compensation, the Compensation Committee has:
•	Reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management; and
•	Based on this review and discussion, recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

Robert D. Taylor, Chairman Stan Gegen Dr. George B. Semb Laura L. Ozenberger Compensation Committee of the Board of Directors

EXECUTIVE OFFICERS

The Company currently has two executive officers, Karl B. Gemperli, President and Chief Executive Officer, and Todd A. Daniels, Vice President and Chief Financial Officer.  Mr. Gemperli and Mr. Daniels also serve as executive officers with the Company’s operating subsidiary, Elecsys International Corporation.  Each officer serves until his successor is elected and qualified or until his resignation or removal.  The executive officers of Elecsys International Corporation and their biographical information are as follows:

Name	Age	Position
Karl B. Gemperli	50	President and Chief Executive Officer, Elecsys Corporation and Elecsys International Corporation
Todd A. Daniels	46	Vice President and Chief Financial Officer, Elecsys Corporation and Elecsys International Corporation
Michael D. Morgan	60	Chief Operating Officer, Elecsys International Corporation
Daniel L. Hughes	36	Chief Technology Officer, Elecsys International Corporation
Pete Osheim	46	Vice President - Sales, Elecsys International Corporation

Karl B. Gemperli is the Company’s President and Chief Executive Officer and has been a member of the Board of Directors since September 2003.  He has served as President and Chief Executive Officer of Elecsys International Corporation (f/k/a DCI, Inc.), the Company’s operating subsidiary, since February 2000.  From March 1999 to January 2000, Mr. Gemperli was an independent manufacturing systems consultant.  Mr. Gemperli was also an employee of Goodrich Aerospace for more than eight years.  Mr. Gemperli has over 20 years of electronic manufacturing and management experience as well as a Bachelor’s degree in Aeronautical Engineering from the Massachusetts Institute of Technology and a Master’s degree in Manufacturing Engineering from Boston University.

Todd A. Daniels joined the Company in April 2002 as Vice President-Finance of DCI, Inc. and was promoted to Vice President and Chief Financial Officer of Elecsys Corporation in October 2002.  Prior to joining the Company, from May 2001 to April 2002, Mr. Daniels was Manager of Corporate Forecasting and Reporting for a publicly traded developer of technology-based products and services for the legal and fiduciary services industries.  From April 1998 to May 2001, Mr. Daniels held various accounting and financial management positions with Honeywell International, Inc.  Mr. Daniels has a Bachelor of Science degree in Accounting from the University of Kansas and is a Certified Public Accountant with 20 years of public accounting and private industry accounting experience.

Michael D. Morgan joined the Company as Vice President-Manufacturing of DCI, Inc. in March 2000 and was promoted to Executive Vice President and Chief Operating Officer of DCI, Inc. in October 2007.  On May 1, 2009, Mr. Morgan was designated as the Chief Operating Officer of Elecsys International Corporation.  Prior to joining the Company, Mr. Morgan was an employee of Goodrich Aerospace, Test Systems Division for more than eleven years, last serving as Director of Manufacturing. Prior to that, Mr. Morgan was an employee of Kustom Signals for over eight years.  Mr. Morgan has over 25 years of electronic manufacturing experience.

Daniel L. Hughes became Vice President of Engineering in September 2011 and was promoted to Chief Technology Officer in May 2014.  Previously, Mr. Hughes had served as Director for Product Development for the Company from January 2010 until his promotion to Vice President and was initially hired as a Project Engineer for DCI, Inc. in December 2007.  Prior to joining the Company, from 2005 until 2007, Mr. Hughes was an Engineer for Design Renew Electronics, f/k/a Schaefer + Associates, an electronic product design firm.  Mr. Hughes holds a Bachelor of Science degree in Electronics Engineering Technology from DeVry University.

Pete Osheim joined Elecsys as Vice President of Sales in December 2013.  Prior to joining the Company, Mr. Osheim was Vice President of Sales for U.S. Toy Company in Grandview, Missouri.  From April 2010 until February 2012, Mr. Osheim was a Sales Coach and Trainer for an independent consulting organization where he developed, coached, mentored, trained, and managed clients’ sales teams.  Mr. Osheim also worked for RR Donnelley for over nineteen years where he started as an Account Representative and last served as a Regional Sales Manager in their Lenexa, Kansas office.  Mr. Osheim has over 20 years of experience as a sales executive and holds a Bachelor of Arts degree in Marketing Management from the University of Northern Iowa and a Masters of Business Administration degree from Baker University.

Stockholder Proposals for 2015 Annual Meeting
Stockholder proposals, including nominations for director, to be considered for inclusion in the proxy statement and considered at the 2015 Annual Meeting of the Stockholders must be received by the Company no later than April 17, 2015. Any such proposals should be directed to the Secretary of the Company at 846 N. Mart-Way Court, Olathe, Kansas, 66061.

Proposals of stockholders not intended for inclusion in the Company’s 2015 proxy statement must be received by the Company in writing no later than July 1, 2015 in order to preclude the Company’s use of its discretionary proxy voting authority if the proposal is raised at the 2015 Annual Meeting.

Financial Statements
The Annual Report to Stockholders of the Company and the Company’s Form 10-K for the fiscal year ended April 30, 2015, are enclosed with this proxy statement.  The financial statements of the Company are set forth in the Form 10-K.

Other Matters
The Board of Directors is not aware of any matter that will be presented for action at the Annual Meeting other than the matters set forth herein.  If other matters properly come before the meeting, it is intended that the holders of the proxies hereby solicited will vote thereon in accordance with their best judgment.

By Order of the Board of Directors, Karl B. Gemperli President and Chief Executive Officer